Exhibit 99.1

Gladstone Capital Corporation Announces Monthly Cash Distributions for October, November and
December 2013 and Fourth Quarter and Year End Earnings Release and Conference Call Dates

MCLEAN, VA, October 8, 2013 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the fourth quarter and year ended September 30, 2013.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of October, November and December 2013, payable per Table 1 below. The Company has paid 120 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly cash distributions.

Table 1: Summary table for common stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 18	October 22	October 31	$0.07
November 12	November 14	November 29	$0.07
December 12	December 16	December 31	$0.07

Total for the Quarter:			$0.21

Term Preferred Stock: $0.1484375 per share of the Company’s 7.125% Series 2016 Term Preferred Stock (“Term Preferred Stock”) for each of October, November and December 2013, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADP.”

Table 2: Summary table for Term Preferred Stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 18	October 22	October 31	$0.1484375
November 12	November 14	November 29	$0.1484375
December 12	December 16	December 31	$0.1484375

Total for the Quarter:			$0.4453125

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the fourth quarter and year ended September 30, 2013, after the stock market closes on Tuesday, November 19, 2013. The Company will hold a conference call Wednesday, November 20, 2013 at 8:30 a.m. EST to discuss its earnings results. Please call (800) 860-2442 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through December 20, 2013. To hear the replay, please dial (877) 344-7529 and use playback conference number 10029122.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through January 20, 2014.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation